Final Transcript
May 03, 2010 / 09:00PM GMT, PWAV - Q1 2010 Powerwave Technologies Earnings Conference Call

Final Transcript
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Conference Call Transcript PWAV - Q1 2010 Powerwave Technologies Earnings Conference Call Event Date/Time: May 03, 2010 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - VP, Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

 Steve O'Brien
 JPMorgan - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Mike Walkley
 Piper Jaffray - Analyst

 Bill Choi
 Jefferies & Co - Analyst

 Brian Modoff
 Deutsche Bank - Analyst

 David Marsh
 McMahan Securities - Analyst

 Scott Searle
 Merriman Curhan Ford - Analyst

 Tony Rao
 Eastshore Partners - Analyst

 James Faucette
 Pacific Crest Securities - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen and welcome to the first quarter 2010 Powerwave Technologies earnings conference call. I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Tom Spaeth, Vice President and Treasurer. Please proceed.

 Tom Spaeth - Powerwave Technologies - VP, Treasurer

 Thank you. Good afternoon, and welcome to Powerwave Technologies's first quarter 2010 financial results conference call. I'm Tom Spaeth, Powerwave's Treasurer, joining us on the call are Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer. Before starting, I would like to point out that various remarks we may make about the future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, supply constraints, manufacturing levels, improvements in cost structure, cost savings related to our facility consolidation, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the Company's ability to enter and compete in vertical markets for its products, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, and days sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to obtain material components within expected lead times, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macro economic environment, and worldwide credit tightening, reduced demand due to the industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's current form 10-K/A for the fiscal year ended January 3, 2010, and other filings which are on file with the Securities and Exchange Commission, for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our Web site at Powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information. Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you, Tom. And with all of the risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release.

Net sales for the first quarter of 2010 were $114.5 million, and we reported a GAAP net loss of $10.8 million, which equates to a basic loss per share of $0.08. This loss includes $400,000 of restructuring and impairment charges, and $1.3 million of noncash debt discount amortization, offset slightly by a $500,000 noncash gain recognized on the exchange of a portion of our long-term debt during the quarter. These charges and the amortization totaled approximately $1.2 million during the first quarter. On a pro forma basis, excluding the restructuring and impairment charges, and the debt discount amortization charges, we had a pro forma net loss of $7.1 million, which equates to a pro forma net loss per share of $0.05.

I want to note that included in both our GAAP and pro forma results is the impact of approximately $1 million of pre-tax stock-based compensation expense, almost all of which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior year period.

During the first quarter, we experienced significant supply shortages of various electronic components, as well as significantly increased order lead times for such components. These combined supply shortages and increased material order lead times impacted our ability to timely produce products, which negatively impacted our revenues for the first quarter. As Ron will discuss, we expect to recover from these shortages as we go through the remainder of this year.

On a geographic basis, total Americas revenue for the first quarter of 2010 was approximately $34.2 million, or 30% of revenue. Total Asian sales were approximately $45.7 million, or 40% of revenue, and total European and other international revenues were $34.6 million, or approximately 30% of revenue.

In the first quarter, our Antenna Systems Product Group sales totaled $39.4 million, or 34% of total revenue. Base station sub system sales totaled $65.2 million, or 57% of revenue, and coverage solution sales totaled $9.9 million, or 9% of revenue. Our total 3G-related sales were approximately $42.4 million, or 37% of total revenue, our 2 and 2.5 G-related sales were approximately $60.3 million, or 53% of revenue, and our 4G sales, which includes LTE and WIMAX were approximately $11.8 million or 10% of revenue. In terms of our customer profile for the first quarter, total OEM sales account for approximately 55% of total revenue, and direct and operator sales accounted for approximately 45%.

Moving on to gross margins, on a GAAP basis, our total consolidated gross profit margin was 26% in the first quarter. In our press release, on page three, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges that totaled $21,000, our total gross profit margin was 26.1%, which is within our target range of the mid to high 20s for gross margin.

Next, I will review our operating expenses for the first quarter. Our sales and marketing expenses were $9.4 million, research and development expenses were $14.3 million, and G&A expenses were $11.3 million. On a pro forma basis, which excludes restructuring charges, our total operating expenses equaled approximately $34.9 million, which is essentially in line with our annual target. In terms of other income and expense, we recorded a total of approximately $3.6 million of other expense in the first quarter of 2010. The main component of this is our interest expense for the quarter.

In addition, during the first quarter, we entered into privately negotiated exchange agreements under which we exchanged $60 million in aggregate principal value of our outstanding 1.875% convertible subordinated notes due 2024, for a similar $60 million in aggregate principal value of new 1.875%, convertible senior subordinated notes due 2024. With these new notes, they extend the first put date available to the holders of these notes from November 2011 to November 2013. With the completion of these exchange transactions, we have remaining only $70.9 million of the original 1.875% notes that have a put date in November 2011. The new $60 million 1.875% notes put date is November 2013, and there is $150 million of the 3.875% notes that have a put date in October of 2014. Therefore, our total long-term debt currently remains at a total of $280.9 million.

The exchange transaction resulted in a one-time noncash gain of approximately $0.5 million. In addition, the existing 1.875% notes incurred approximately $1.3 million of amortization of noncash debt discount during the first quarter, which is included in interest expense for the quarter. In addition, we did incur net foreign currency translation loss of approximately $700,000 for the quarter, which is also included in other income and expense.

Our first quarter tax rate was impacted primarily by income generated in China that was not offset elsewhere. This resulted in a net tax provision for the quarter of approximately $1.8 million. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 15% to 25% for 2010. I want to stress that this estimate will fluctuate based upon our actual results. As a note, due to our primary deferred tax assets being written off in the US, as our net income increases in this region our effective tax rate will actually decrease.

Next, I will review our balance sheet. Total cash at January 3, 2010, was approximately $65.6 million of which $2.5 million is restricted cash. This represented an increase in cash from the fourth quarter of 2009 of almost $3 million. For the first quarter, our cash flow from operations was approximately $4 million. For the first quarter, our total capital spending was less than $1 million. And for the remainder of 2010, we would expect our capital spending to be in the range of $1 million to 2 million per quarter.

For the first quarter of 2010, our net inventory was $59.8 million, which is a reduction of about $1 million from the fourth quarter of 2009. Our net inventory represents inventory turns of approximately 5.7 times. Our total net accounts receivable was $111.9 million. And our AR days sales outstanding decreased to 89 days.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are better served by focusing on long-term trends, as opposed to short-term volatility that is inherent in the markets we compete in. With that in mind, based upon our current forecast for the remainder of this year, we are reaffirming our target fiscal 2010 annual revenue range of $590 million to $620 million. While our first quarter revenues were disappointing, we do believe that with improved supply chain performance, coupled with the anticipated growth in demand, we should be able to obtain annual revenues within this range for 2010.

With that, I would now like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, Kevin. And good afternoon, everyone. I would like to share with you some of my thoughts regarding our first quarter results. And then I will review the current outlook for 2010.

First, I would like to say we are definitely not satisfied with our results for the first quarter. But, I am pleased with the demand outlook as well as the market dynamics. As we stated in the press release, our first quarter revenues were impacted by the supply chain constraints, as well as sales demand mix issues that we experienced during the quarter. I believe that most of you are aware that the lead times for various types of electronic components from boards to semiconductors have experienced significant increase over the last quarter, as demands have started to improve across the global electronic industry. This is due in part to the large reduction in capacity within the component and supply industry that has occurred over the past few years.

During the first quarter, we have seen lead times stretching across a range of components that we purchased with advanced ordering requirements, in some cases, extending out to at least 26 weeks. While we have definitely increased and adjusted our procurement activities and strategies within the supply chain, and given the short-term turns nature of our business, we were not able to respond to the changes in demand throughout the first quarter. I believe we will be able to fulfill these orders going forward. We are still being impacted by the supply chain constraints, and currently expect this to continue for the next few quarters.

As we look at the overall market, we do believe the fundamental long-term outlook for the wireless industry is strong, and provides many new opportunities. We have seen significant increase in customer order activity across many of our markets, particularly in North America, and in the European market. And so while our Q1 results were down due to supply chain constraints, we have seen significant improvements in the second quarter demand and forecast, which is now exceeding what we projected. These events have created backlog situations for our factories and products, which we have not experienced for many years.

So given this backlog situation, and the supply constraints in mind, I would like to provide some guidance for the second quarter. Based on what we see today, our current second quarter revenue range is $145 million to $155 million. But more importantly, as Kevin stated earlier, we continue to believe that we will be able to achieve our annual revenue guidance of $590 million to $620 million. This in spite of the slow start in the first quarter.

As many people in our industry have stated, we continue to see subscriber rates increasing globally, but equally important, we see an increase in data rate usage, in wireless networks globally. Based on these facts, we do believe that this will continue to facilitate and see capital spending and increased generation of demand back into the global wireless infrastructure market.

Looking at the operating metrics for the first quarter, both our targeted sales strategy, as well as our cost reduction activities, are working. The cost reduction activities of the last two years, including consolidation of our manufacturing activities, and improvements in operating efficiencies, and streamlining our expense structure, has positioned the Company's manufacturing cost structure to be extremely competitive. This is demonstrated by our ability to maintain a reasonable margin of 26.1% in the first quarter, while we had a reduction in revenue.

From a sales viewpoint, as we discussed over the last year, we have stopped pursuing low margin business, particularly low margin commodity products, like some OEM products, and we are focusing on improving our sales mix for higher margin products and solutions. In addition, we are continuing to target additional market segments, such as government, defense, military, where we can create true solutions utilizing all of our technology and expertise. Clearly, our manufacturing consolidations, operating efficiency improvements and cost reduction efforts over the last several years are paying off, and we have the Company well positioned to benefit from the telecom infrastructure market recoveries. At the same time, we are controlling our operating expenses, and we are well-positioned to leverage our cost structure as revenues improve over the next few quarters.

From a balance sheet perspective, we are also demonstrating strong performance in spite of our low revenues for the first quarter. We generated positive cash flow for the first quarter of almost $4 million, and we maintained tight inventory controls, and reduced our DSOs to 89 days. We continued to focus more than ever on expanding our customer base, utilizing our RF capabilities in new vertical markets, while we continued to drive and gain market share in our existing core business. We believe that all of these efforts, combined with our previous actions, will further leverage the operating results, as well as help to improve our ability to generate cash from our business. We remain committed and determined to improve Powerwave's profitability and performance in the remainder of 2010 and beyond.

I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions). Your first question comes from the line of Steve O'Brien with JPMorgan. Please proceed.

 Steve O'Brien - JPMorgan - Analyst

 Hi, thanks for taking my question. I would like to just look further into what metrics specifically you can point to in terms of the demand flow, or any other specifics you can give us, in terms of the second half outlook that gives you confidence in reaffirming your full-year guidance today? It looks like the second half of the year will have to be up at least 20%, or more, higher than first half, in terms in terms of revenue. Are there any concerns that your customers may turn to other vendors, regarding these component shortages and problems fulfilling demand?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, first of all, Steve, this is Ron. We don't believe that it is unique to Powerwave to have these constraints within the supply chain and in our component suppliers today. So I believe everyone is experiencing issues with lead times that have extended beyond what we had anticipated. As far as looking at some metrics and the confidence that we have in the growth that we project for the second half of this year, obviously, we have a significant amount of backlog that we have going into Q2 from some missed opportunities in Q1, and then looking at some of the buildouts that are recognized and known throughout North America, and some of the other buildouts that we're participating on currently in North America, as well as some opportunities that we're seeing in other parts of the world, give us a lot of confidence that we will continue to be able to grow our business. And we do in the second half of the year anticipate seeing some other opportunities in some of these other vertical markets.

 Steve O'Brien - JPMorgan - Analyst

 Thanks, Ron. Can I delve a little deeper on some of the component issues? I think in previous calls, you have discussed how Powerwave's commodity teams were rationalizing the number of suppliers in order to shorten lead times. Did supplier diversity have any impact on this quarter in particular, and then maybe a different topic, maybe it is related, has there been any impact from the recent unrest in Thailand, versus your newly-opened facility?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, first of all, as far as the unrest and the uncertainty in Thailand, no, we haven't seen any disruptions from that, even though we are monitoring that, and we're very concerned, and we're cautious about how we mitigate our dependency on any one given site. But we haven't seen an impact there. But when you look at the rationalization that we had done within the supply chain, actually to the contrary, I'm afraid if we hadn't done the consolidation that we had previously communicated to you, we may have been in a little bit worse situation because we would have had a small amount of volume with all of these different suppliers and we may have been a lot lower on the priority list of trying to help us recover some of that demand and those component shortages.

I do know that buying power certainly has some leverage on the component suppliers, and we want to move ourselves up that value chain, and more consolidation that we can do to a given supplier gives us a little bit more buying power and it benefits us, it doesn't hinder us, but it is a challenging market. I think everyone is seeing it across all component suppliers. But one of the things that we're trying to do now is obviously continue to maintain our lean manufacturing techniques and focus on improving our turns. But with that, we recognize that we do have to possibly pick up a bit more inventory than what we had done in the past and maybe not run quite as lean. So we're addressing that as we move out the remainder of this year.

 Steve O'Brien - JPMorgan - Analyst

 Thank you.

Operator

 Your next question comes from the line of Amir Rozwadowski with Barclay's Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much. And good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies - President, CEO

 Good afternoon, amir.

 Amir Rozwadowski - Barclays Capital - Analyst

 One of the questions in terms of understanding sort of the progression through the course of the year, I mean certainly based on your second quarter guidance, you're expecting this marked step-up in sales. Ron, you had mentioned that some of the component issues are still there. I mean what is the variability in terms of your sales based on sort of the component issues? Are you still expecting -- I mean is this target predicated on the fact that the component issues will ease through the quarter? Or have eased? Or how should we put that into context?

 Ron Buschur - Powerwave Technologies - President, CEO

 No, we really believe for 2Q, we have a handle on the supply chain and the component issues necessary to deliver a solid quarter to our shareholders. With that, we do know that there is still a lingering impact and it will continue for several more quarters, we believe, until some of the capacity either is put back into operation, or there is multiple sources that are brought on in some cases to alleviate the constraints that currently exist. So that is how we're kind of forecasting it and looking at our demand going forward. And as I had indicated, we are looking at taking on maybe a little bit more inventory here, to make sure that we meet our demand levels, but with that, we will be very prudent in how we manage that obviously, because the turns and the cash flow generation out of our operations are very critical.

 Amir Rozwadowski - Barclays Capital - Analyst

 That's helpful, Ron. And then I was wondering if you could expand a little bit in terms of the demand environment in Asia, at the moment. It just seems as though if we look at sort of sales from Asia, on a sequential and a year-over-year basis, there seems to have been some challenges there. Are you folks currently being impacted by some of the regulatory environment in India? Or how should we think about the factors that are impacting business in Asia?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, it has been a little bit slower, due to some of the regulatory issues, but we've also seen that several of the operators in the APAC region have maybe slowed down their spend slightly as well, and they're preparing themselves for the 3G buildout. I do believe India possibly opens up some other opportunities with some of the current change in political climate as far as having some Chinese vendors supplying the infrastructure hardware within India. We're hoping to benefit from that. And we do think that there will be some additional demand as we get towards the third quarter within that region as some of the operators are trying to build out and they have approval with the licensing of the 3G technology and even the next generation.

 Amir Rozwadowski - Barclays Capital - Analyst

 That's very helpful, Ron. And then lastly, if I may, you folks have made a concerted effort to sort of restrain OpEx at this sort of $35 million run rate. As you see sort of the sales recover through the course of the year, how challenged are you, or how should we think about your ability to maintain that sort of OpEx run rate? Will there be be additional investments required in order to help support higher sales levels, or is that something that you feel that you have a fairly solid grip on?

 Kevin Michaels - Powerwave Technologies - CFO

 Amir, I will take that. This is Kevin. We feel pretty good. And as we said previously, we feel pretty good on the operating expense structure, the run rate is pretty solid, and as we've said in previous -- through the year, the first quarter of the year is a little higher because of initially taxes and some additional expenses like trade show expenses as you go through the year it tapers down a little bit. Certainly, we're very focused on trying to drive sales and expand the sales, but we feel we have a structure that operates within the revenue ranges we've given.

So we feel it is pretty adequate there. And clearly, the only upside which we have always cautioned about, and obviously, when we start exceeding some revenue commitments, there is some commission dollars and bonus dollar opportunities, but those are small at most, $1 million to $2 million of potential additional in the quarter. So it is not huge. But we feel pretty good that that structure should last throughout the year.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you very much for the incremental color.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure.

Operator

 Your next question comes from the line of Mike Walkley with Piper Jaffray. Please proceed.

 Mike Walkley - Piper Jaffray - Analyst

 Great, thanks. Kevin, just a little bit on the operating expense structure, to hit kind of your 140 to 145 million target for the year, should we expect sales and marketing maybe to come down a little bit after the trade shows and it is more R&D that grows? Or do you feel like R&D --

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, I think it comes down a little bit. And it is kind of offset by that. But it is within those range, that's correct.

 Mike Walkley - Piper Jaffray - Analyst

 Okay. And then you guys put up your strong gross margin despite the softer sales here, and it looks like the time in the facilities is really bearing fruit. If you hit these revenue targets for the year with the better back half of the year, could we see mid to high 20 gross margins and operating margins in the high single digits. Is that a goal you think you can hit?

 Kevin Michaels - Powerwave Technologies - CFO

 We think we have the ability to improve the gross margins and that would lead to the improved operating margin.

 Mike Walkley - Piper Jaffray - Analyst

 Great and with the supply constraints, it sounds like you might have to take on a little additional inventory and comment on cash flows, $30 million plus like you did last year, and still achievable or should we think of working capital just to get the inventory in the house?

 Kevin Michaels - Powerwave Technologies - CFO

 No, I think for the year, we definitely feel we can exceed last year's cash flow and I think we feel strongly about that and I think there will be some quarterly fluctuations, but as Ron mentioned we're willing to bring on some inventory if we can get our hands on it but at the same time we intend to grow our inventory turns and as the business expands the turns will grow so we will continue to -- we will take rational steps but we feel in the net of that, we will still be cash flow positive.

 Mike Walkley - Piper Jaffray - Analyst

 Okay. Great. And Ron, just a question for you. Maybe you can just give us a little color on some of the new initiatives you've been working on, the government defense areas and maybe how that pipeline is coming together for you.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we're seeing multiple opportunities to where I envision that this next quarter, we probably will be able to announce possibly a win where we're supplying some of our DAS repeater products, and our rapid mobile deployment units, in that segment. And we have a pretty healthy pipeline for a very short period of time in which we have assembled a group of people to focus on these new vertical markets. We're getting good acceptance of the technology, and with that, we feel pretty comfortable with the pricing that is associated with those different vertical market segments, and I think it will compliment our existing margin structure, and enhance the performance of our operations in parallel. So I'm optimistic about that, but as you know, military, government, and Homeland Security, those types of markets, the sales are a little bit longer, and they're not quite as quick as what we would like, but we're making good progress right now, Mike. I feel very good about what I'm seeing.

 Mike Walkley - Piper Jaffray - Analyst

 Great, Ron. I will pass it on. Just to get my arms around, kind of your growth in the back half of the year, is it easing of component, India and some Asia bouncing back and the second half of the year and build up as the US market conditions. Is that how the steps we think about how to get there given the slow start to the year.

 Ron Buschur - Powerwave Technologies - President, CEO

 That's correct, Mike.

 Mike Walkley - Piper Jaffray - Analyst

 Great. Thanks a lot.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of Bill Choi with Jefferies. Please proceed.

 Bill Choi - Jefferies & Co - Analyst

 Okay. Thanks Hi, guys. Hi.

 Ron Buschur - Powerwave Technologies - President, CEO

 Hi, Bill.

 Bill Choi - Jefferies & Co - Analyst

 I'm still trying to understand perhaps how much the bookings really strengthened, if you could provide some kind of color about either book to bill, or backlog, as as you ended Q4 with backlog of $76.7 million, maybe some additional color about where the near-term visibility is?

 Kevin Michaels - Powerwave Technologies - CFO

 Bill, we're not going to get into providing those kind of details on a quarterly basis but we would say -- I think the message that we definitely have given here today is that we certainly have seen an increase of orders towards through the quarter that we were not able to provide products to, that the customers would have taken the products during the quarter. And we feel that those order trends are continuing, and they will continue to build through the year. So that I think as Ron mentioned, we did have a stronger backlog of orders leaving the quarter than we normally do, because of the supply constraints that we had, and we think we will -- but at the same time, we do believe demand is out there, especially in North America, and the trends that we believe you're seeing from other people in our industry, we're seeing as well.

 Bill Choi - Jefferies & Co - Analyst

 Okay. Now, the North America order strengthening I think a lot of us including us have done that study, but the comment about European order strengthening, I'm curious if you can provide a little more color on this too, which regions and what type of projects you're seeing there.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we're seeing -- the region is Europe and Eastern Europe. We're seeing some DAS in-building train solutions that seem to be strengthening, and we have some operator sales within the eastern European bloc countries that are picking up for the 3G solutions that we have.

 Bill Choi - Jefferies & Co - Analyst

 So not much momentum at this point on the western European countries and some of the new amplifier products have you out.

 Ron Buschur - Powerwave Technologies - President, CEO

 Maybe I wasn't clear, Bill. At the beginning I had indicated that we are seeing some improvements in Europe, with our DAS solutions and some of our in train coverage solutions which includes the amplifier product as well. And that is in Europe. We're really focused on continuing to try to leverage that amplifier platform technology, as we had demonstrated and shown during the two shows, the first quarter is our base platform across all of the different product lines. And we're getting good success with that and we want to continue to leverage that.

 Bill Choi - Jefferies & Co - Analyst

 Okay. The other question is more on balance sheet. You guys talked about obviously building a little bit more inventory. Given orders continuing to ramp up here, how are you looking at accounts receivables and DSO's for the rest of this year, as things continue to strengthen?

 Kevin Michaels - Powerwave Technologies - CFO

 This is Kevin, Bill. I think it will be, as we've seen traditionally, the DSO's would range probably between 90 days and 100 days and it is going to depend on the mix of North America, versus the rest of the world. I think as you're aware, North America tends to pay a little faster. So we see more ramp-up in North America that will keep the DSO on the lower side of that. More international revenues, they tend to pay a little longer, and it pushes it up a little bit. But we feel pretty good that we have got a very clean accounts receivable and we're very comfortable that they will generate good cash flow for us.

 Bill Choi - Jefferies & Co - Analyst

 Okay. That's it for me.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

 Brian Modoff - Deutsche Bank - Analyst

 Hi, guys. Can you talk about sequentially the revenue guidance you have, how you see it breaking out by product line, where you see the growth drivers, essentially for each of your product lines regionally, and then in kind of looking at given -- you're saying that a lot of the shortfall is due to the inability to get parts, what is your comfort level that you will be able to secure enough parts this quarter to be able to meet the guidance that you gave? Thanks.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, first, Brian the areas of growth that we're seeing, and we're projecting to grow over the remainder of 2010 is around the antenna products. That will be growing significantly, as these operators are building out their networks, as well as some of our amplifier base station sub system components would be the second category. And then followed on, and we expect, based on some of the tenders and some of the awards that we're hoping to win here at the second half of this year, around our coverage solution, and our intrain initiatives, and that should allow us to grow and meet our forecast and our expectations for the remainder of the year.

And then looking at the supply strain constraints, that is certainly a very valid question and as I had indicated, we feel pretty confident we secured what we need to be able to continue to meet the guidance that I had given here for Q2. And our team and the supply organization and our suppliers are working diligently on laying out forecasts obviously the last couple of weeks, and the inventory necessary to build out the remainder of this year, and make sure that we have that already in the pipeline, and we have commitments and we're prioritized appropriately to meet that demand. We feel as though we will be able to achieve that, but the concern is everyone is obviously out chasing similar components, and there is so much capacity that is available out there in the marketplace, so we have to really stay on top of that, on an ongoing basis now.

 Brian Modoff - Deutsche Bank - Analyst

 A question, the inventories didn't increase sequentially, in Q1, so is this inventory you're building since the end of the quarter? And then so you're also saying that it is going to be -- your core base station amplifier and antenna businesses are going to be the bulk of your upside, from Q1 to Q2.

 Ron Buschur - Powerwave Technologies - President, CEO

 Q2 and going out to Q3 is where we're going to see the growth in the antenna sub system, and in our base station sub system.

 Brian Modoff - Deutsche Bank - Analyst

 The product that is causing that -- any of the new designs you were showing at the last trade show that are a part of that?

 Ron Buschur - Powerwave Technologies - President, CEO

 I'm sorry, Brian, I interrupted you at the beginning. Could you repeat that question, please?

 Brian Modoff - Deutsche Bank - Analyst

 Was there a specific product that you have been showing at trade shows that are part of this? Or is this your basic stuff that you've had for a while?

 Ron Buschur - Powerwave Technologies - President, CEO

 It was one of our core amplifier products, with some of the semiconductor technology that we were short on, and we did have some components on our antenna technology that we weren't able to fulfill. So it was the combination of some of the legacy products on the antenna and some of the newer technology as well.

 Brian Modoff - Deutsche Bank - Analyst

 Okay. And then Kevin, have you built inventory since the end of the quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 We have built some. I mean we're still obviously, we're bringing stuff in, and we're -- I think as Ron said, we are willing to grow some inventories, but I think the real message here is we feel pretty comfortable in our guidance, we still think there will be some constraints during the quarter, but we think we factored that in, that the current market conditions we factored that into are guidance for the quarter.

 Brian Modoff - Deutsche Bank - Analyst

 Thank you.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure.

Operator

 Your next question comes from the line of David Marsh with McMahan Securities. Please proceed.

 David Marsh - McMahan Securities - Analyst

 Thank you for taking my questions. Will you guys be filing your 10-Q for the quarter today? Or shortly?

 Kevin Michaels - Powerwave Technologies -  CFO

 No it will get filed in a couple of days. We're preparing it. We filed the 8-K with the press release. The Q should be filed before the end of the week.

 David Marsh - McMahan Securities - Analyst

 Sure. I can just ask a few housekeeping questions?

 Kevin Michaels - Powerwave Technologies -  CFO

 Go ahead.

 David Marsh - McMahan Securities - Analyst

 What was depreciation and amortization in the quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 I don't have the details in front of me exactly what they are, so I would say, you know, the Q will be filed in a couple of days and you can find it. There it is roughly similar to what was last quarter but I just don't have the exact details sitting in front of me.

 David Marsh - McMahan Securities - Analyst

 Okay. Well, that's helpful. And Cap Ex, you mentioned for the quarter was less than a million dollars, and you mentioned 1 to $2 million per quarter for the rest of the year, so should we assume there is sort of a hard cap around $7 million for the year in cap spending?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, it is not a fixed cap, I mean that is the same run rate that we have been -- we had projected at for the year, we have been projecting $1 million to $2 million a quarter, and that's what we projected last quarter for all of 2010, so we're on that pace, this first quarter, just came in a little bit light, but that is the pace we should be running at. We don't see anything that would move us out of that scope.

 David Marsh - McMahan Securities - Analyst

 Sure. Can you tell me what your availability was on your revolving credit facility at the end of the quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 I don't have what the exact number was on it at the end of the quarter. I mean it fluctuates based on our receivables.

 David Marsh - McMahan Securities - Analyst

 Sure. And then just with regard to the outlook for the balance of the year, based on the better -- you know, the better projected demand for the remainder of the year, coupled with the gross margin you were able to realize in the first quarter, do you guys anticipate that you guys can push gross margins perhaps a bit higher than what you had realized even in the fourth quarter of last year?

 Kevin Michaels - Powerwave Technologies - CFO

 I think depending on trend, I mean that is definitely our goal. That's what we're driving to do. We think there is a good opportunity for that.

 David Marsh - McMahan Securities - Analyst

 Sure. And then lastly, the inventory balance at the end of the year, without specific numbers, do you have kind of a broad basic idea of mix between 2G, 3G, and 4G product in that inventory number?

 Kevin Michaels - Powerwave Technologies -  CFO

 No, I don't. I would say our largest -- as you can see by our report of revenues, our largest revenues are still in the 2, 2 1/2 G stuff, so if if that is a rough approximation, I would probably follow those revenue trends as to how the revenue looks.

 David Marsh - McMahan Securities - Analyst

 Great. Thank you, guys.

 Kevin Michaels - Powerwave Technologies -  CFO

 Thank you.

Operator

 (Operator Instructions). And we have a question from the line of Scott Searle with Merriman. Please proceed.

 Scott Searle - Merriman Curhan Ford - Analyst

 Good afternoon. Ron, on the coverage solutions front, it sounds like you're expecting a pickup in the second half of this year, but could you give us a little bit of an idea of the magnitude of what the bidding pipeline is looking like at the current time, and if there is a chance that we could see revenues from that group getting back up to the 20-plus million range by the end of the year?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, that certainly is our goal, Scott, to get to that range, and with what we have in the pipeline currently, I would say as we get to the end of Q3, or we get into Q4, we certainly should see that, based on the win projections that we have, on what we have currently in the funnel.

 Scott Searle - Merriman Curhan Ford - Analyst

 Ron, are there any numbers you could put around the size of that funnel at the current time?

 Ron Buschur - Powerwave Technologies - President, CEO

 It is probably, if I look at the funnel, and the opportunities associated with that, we have one very, very large project that is several hundred million dollars, but it is safe to say a couple hundred million dollars plus opportunity.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And Ron you mentioned earlier some of the new vertical market applications and products, it sounds like you might have something to announce in the not too distant future but will we see revenues in 2010 or is that really calendar 2011 before you see top line contribution.

 Ron Buschur - Powerwave Technologies - President, CEO

 Possibly to the end of 2010. But certainly in 2011.

 Scott Searle - Merriman Curhan Ford - Analyst

 And just in terms of 10% customers, you've had some big operator customers in the past, more recently, it has been focused around Nokia and Samsung on the WiMAX front. Given some of the order patterns that you're seeing, could we expect to see some operators starting to tick up into that range in the second half of this year?

 Ron Buschur - Powerwave Technologies - President, CEO

 That's correct, Scott. Based on the products and the backlog that we, have that's where you would see that, those operator customers moving up into that range.

 Scott Searle - Merriman Curhan Ford - Analyst

 And just to go back quickly, Ron, in terms of some of the lost opportunities in the first quarter, why are you so comfortable that those haven't slipped away and gone to competitors at this point in time?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, many of these orders are purchase orders that are placed upon us, we have delivery dates, we confirmed the date that which we can achieve the deliveries, and then they reconfirm, so we have a confidence around what is in the pipeline and what is committed. The OEM business, as you know, that is forecast, so that does have some variability but we have taken that into account already, in our forecasting and in our analysis of Q2.

 Scott Searle - Merriman Curhan Ford - Analyst

 And last thing on the gross margin front, Kevin, you guys have done a great job with the difficult top line of maintaining gross margins in the mid-20s. And if I look at the mix going forward, being more skewed towards antennas and starting to layer on coverage solutions, why wouldn't be getting up on a sustained basis then into the high 20s as we exit the year?

 Kevin Michaels - Powerwave Technologies - CFO

 I think if we're able to achieve our revenue targets and such with that kind of mix, we certainly -- that is a possibility.

 Scott Searle - Merriman Curhan Ford - Analyst

 Great. Thanks, guys.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of Tony Rao with Eastshore Partners. Please proceed.

 Tony Rao - Eastshore Partners - Analyst

 Good afternoon.

 Kevin Michaels - Powerwave Technologies - CFO

 Hi, Tony.

 Tony Rao - Eastshore Partners - Analyst

 How are you? A look at the OEM basis, just on a sequential basis, it was down 25 million-plus. And is that as much a factor of you basically walking away from business that doesn't meet your margin targets, or is it a function of the shortages, or is it a function of the fact that some of your largest OEM customers themselves have reported rather weak sales in Q1?

 Ron Buschur - Powerwave Technologies - President, CEO

 I think, Tony, I think our OEM customers certainly in some cases have lost possibly some market share there in Q1. But we have walked away from some business that just no longer made sense for Powerwave to continue to chase and invest the R&D dollars necessary as well as support dollars for that business. So it is a combination of the two.

 Tony Rao - Eastshore Partners - Analyst

 When I look at that, with all of the consolidation that has gone on over the last several years, in your space, and the supplier's space, what is the field of competitors there for some of those products and do the OEMs feel comfortable going to third tier suppliers?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I think initially, some of the OEMs and I can't speak for them, but I would have to believe that they're in a situation to where they are somewhat desperate to figure out how to lower some of their expenses, and to get products and solutions that are lower-priced, so they can improve their profitability. And in some cases, they're willing to do that, and in others, they're not. And one of the areas that we're trying to figure out is how we can reengage with some of the OEMs who are interested in the value of the technology that we have. But again, it has got to be a price point to which we're comfortable that the business makes sense. It is from a research and development perspective, as you know, pretty expensive proposition to develop these new solutions, and then to have them turn to a commodity very quickly, it is difficult to get a return for our shareholders and we decided we just weren't going to chase that. But I do think that they're becoming a little bit more aware of that and concerned about that, and we've seen some indications of some OEMs rethinking that strategy.

 Tony Rao - Eastshore Partners - Analyst

 And you spoke a little bit on the India front about some of the regulatory issues there, with sales from China into India, and that would create some opportunities for you potentially. In the second half. What product areas do you specifically see to create the potential?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, the remote radio heads, the DAS solutions as well as the multi-carrier amplifiers are primary areas and we do think our OEM customers and partners who are in a very good position from India perspective will benefit from this new initiative and edict that has been passed down to the operators there in India. So we think we will benefit from our OEM sales as well, with our partners there.

 Tony Rao - Eastshore Partners - Analyst

 When you look at India, and you report Asian sales, are those sales predominantly or the increase that you spoke about potentially, are those predominantly an OEM partner or were they through a carrier.

 Ron Buschur - Powerwave Technologies - President, CEO

 You would see a combination, but you would see particularly in that market segment, specifically India, you will see that driven probably more through the OEM than you would directly with the operator.

 Tony Rao - Eastshore Partners - Analyst

 So if say the European OEM was to pick up more business there, the pickup in India may show up in the Europe numbers, and for sales that ultimately were destined for India.

 Kevin Michaels - Powerwave Technologies - CFO

 This is Kevin. Actually, it will show up, we report is where we invoice to, so I think some of the OEMs for India, are taking products in India, so it shows up in our Asian sales. We include that in the Asian region.

 Tony Rao - Eastshore Partners - Analyst

 Got it. And one last one for me. Over the years, you have had good success selling directly to the service providers, and that business, because there's typically more value add, you see better margins in that business, and it has been running at a fairly low rate, from an historical basis, 38%, to ticking up to 45 this quarter but on a lower revenue number. When you look into the latter part of the year, would you see the potential for the direct to service provider sales eclipsing 50%, and if so, what would be the product area that you see is the biggest driver with the US carriers? Is it the antenna systems group or is it the base station sub systems?

 Ron Buschur - Powerwave Technologies - President, CEO

 We certainly want to see that flip to more of a 50 plus to the provider directly. And the category you would see will be the base station sub system and the antenna products, and I think we will see a contribution from the coverage solution as well.

 Tony Rao - Eastshore Partners - Analyst

 That's it for me. Thank you.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of James Faucette with Pacific Crest. Please proceed. Thanks. All my questions have been answered. Thanks.

 James Faucette - Pacific Crest Securities - Analyst

 Thank you.

Operator

 We have a follow-up question from the line of Scott Searle with Merriman. Please proceed.

 Scott Searle - Merriman Curhan Ford - Analyst

 Hey, guys, just two quick follow-ups. Ron in regard to remote radio heads, there has been some interest on the LTE front. Do you expect to have design wins by the end of this year? And Kevin, what's the fully diluted share count now with the new convert? Thanks.

 Kevin Michaels - Powerwave Technologies - CFO

 Well, the fully diluted share count is actually only 132 million, it is in the press release, because with the loss of those -- those shares aren't dilutive so they don't add in there. I think the total maximum, if everything diluted, it was like 175 million.

 Ron Buschur - Powerwave Technologies - President, CEO

 And looking at the remote radio head and some of the technology associated with that, whether it be a PICO type of a product, or some of our advanced radio head technology, we do hope to see a contribution towards the end of the year, but we have most of that product in trial stages, and looking for a ramp-up in 2011.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And competitively, Ron, how would you kind of size up the landscape on the remote radio front head right now in terms of who's got working product out in the field right now as opposed to a lot of --

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I think when you look at the legacy 2G, 3G, I think everyone has products out into the market place. I can tell you that Powerwave has over 65,000 remote radio heads deployed worldwide, which I think is a phenomenal number, and I think it would be hard, many of our competitors would be hard-pressed to say they have that level of remote radio heads deployed. But looking at the LTE, and the next generation of IP-based solutions, one of our major North American operators had told us that we are hands down leading the competition probably by six to eight months.

 Scott Searle - Merriman Curhan Ford - Analyst

 Great. Thanks.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 At this time, there are no further questions. I would now like to turn the call back over to Ron Buschur for any closing remarks.

 Ron Buschur - Powerwave Technologies - President, CEO

 We would like to thank everyone for joining us today and your continued interest in Powerwave Technologies, we look forward to sharing with you our results for the second quarter of 2010.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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